Exhibit 99.1

Belpointe PREP, LLC Provides Initial Assessment of Hurricane Ian Impact

GREENWICH, CONNECTICUT–October 3, 2022 (PR Newswire)–Belpointe PREP, LLC (NYSE American: OZ) (“Belpointe PREP” or the “Company”), a publicly traded qualified opportunity fund, announced today that following an initial assessment its Florida assets have incurred no or minimal damage as a result of Hurricane Ian.

“We are working closely with our construction, development and property management teams as well as with our tenants to fully assess all damages and coordinate a return to full operations as quickly as possible,” said Brandon Lacoff, Chief Executive Officer of Belpointe PREP. “While we are still in the process of contacting all of our teams and tenants to make sure they all came through the storm safely, we are pleased that our assets have not sustained any significant damage as result of Hurricane Ian.”

About Belpointe PREP

Belpointe PREP, LLC is a publicly traded qualified opportunity fund listed on a national securities exchange. Belpointe PREP’s investments consist of properties located in qualified opportunity zones for the development or redevelopment of multifamily, student housing, senior living, healthcare, industrial, self-storage, hospitality, office, mixed-use, data centers and solar projects located throughout the United States and its territories. Belpointe PREP also intends to acquire, develop or redevelop and manage a wide range of commercial real estate assets located throughout the United States and its territories, including, but not limited to, real estate-related assets, such as commercial real estate loans and mortgages, and debt and equity securities issued by other real estate-related companies, as well as making private equity acquisitions and investments, and opportunistic acquisitions of other qualified opportunity funds and qualified opportunity zone businesses, with the goal of increasing distributions and capital appreciations.

For more information about Belpointe PREP please visit BelpointeOZ.com

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be considered forward-looking, such as statements containing estimates, projections and other forward-looking information. Forward-looking statements are typically identified by words and phrases such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of such words and other comparable terminology. However, the absence of these words does not mean that a statement is not forward-looking. Any forward-looking statements expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond our control. Therefore, we caution you against relying on any of these forward-looking statements. Actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, including federal securities laws, we do not intend to update any of the forward-looking statements to conform them to actual results or revised expectations.

Investor and Media Relations Contact:

Cody H. Laidlaw

Belpointe PREP, LLC

255 Glenville Road

Greenwich, Connecticut 06831

IR@belpointeoz.com